UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive proxy statement

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☐	Soliciting material pursuant to § 240.14a-12

NEWSTAR FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Timothy J. Conway

Chairman of the Board

and Chief Executive Officer

April 16, 2007

Dear Stockholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Stockholders to be held on May 15, 2007, at 10:00 a.m. at the offices of Edwards Angell Palmer & Dodge LLP at 111 Huntington Avenue, 20th Floor, Boston, MA 02199.

The matters to be considered by the stockholders at the 2007 Annual Meeting are described in detail in the accompanying materials. Your Board of Directors believes that these proposals are in the best interests of the Company and its stockholders and recommends that you vote in favor of them.

It is important that your shares be represented at the meeting whether or not you plan to attend. If you are unable to be present at the meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

Thank you for your continued support.

Cordially,

Timothy J. Conway

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 15, 2007

The 2007 annual meeting of the stockholders of NewStar Financial, Inc., a Delaware corporation, will be held at the offices of Edwards Angell Palmer & Dodge LLP at 111 Huntington Avenue, 20th floor, Boston, Massachusetts, at 10:00 a.m. on Tuesday, May 15, 2007 for the following purposes:

1.	To elect nine (9) directors to serve until the 2008 annual meeting of stockholders.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 4, 2007 will be entitled to vote at the annual meeting or at any adjournment.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Robert K. Brown

Secretary

Dated: April 16, 2007

PROXY STATEMENT

GENERAL INFORMATION ABOUT VOTING

The Board of Directors of NewStar Financial, Inc. (“NewStar” or the “Company”) is soliciting your proxy for use at the 2007 annual meeting of stockholders to be held on Tuesday May 15, 2007 and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are first being sent or given to stockholders of NewStar on or about April 16, 2007.

Who can vote. You may vote your shares of NewStar common stock at the annual meeting if you were a stockholder of record at the close of business on April 4, 2007. On that date, there were 36,257,847 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

How to vote your shares. You may vote your shares either by proxy or by attending the meeting and voting in person. If you choose to vote by proxy, please complete, date, sign and return the proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your votes should be cast, the proxies will vote your shares in favor of the proposal described in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank to vote your shares in person.

Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting, as more fully described below, will be the reelection of nine directors whose current terms end at the annual meeting in 2007.

Quorum. A quorum of stockholders is required to transact business at the meeting. A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

Number of votes required. Each director nominee must receive a plurality of the votes cast to be reelected.

Abstentions and broker non-votes. Abstaining from voting would have no effect on the results of voting for directors. Brokers will have voting discretion for shares registered in their own name in the election of directors. Accordingly, broker non-votes (which occur when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter) will have no effect on the results of voting.

Discretionary voting by proxies on other matters. We do not know of any proposal, other than the election of directors, that may be presented at the 2007 annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke the authority granted by your executed proxy card at any time before we exercise it by filing with our Corporate Secretary, Robert K. Brown, a written revocation or a duly executed proxy card bearing a later date, or by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will upon request reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable fees and expenses if such a firm is retained.

Householding of Annual Meeting Materials. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: NewStar Financial, Inc., 500 Boylston St., Suite 1600, Boston, MA 02116, Attn: Corporate Secretary, telephone: (617) 848-2500. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number. Our annual report is also available on our website at www.newstarfin.com.

PROPOSA L 1: ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at nine. The number of directors is subject to increase or decrease by action of the Board. All directors are elected to serve one-year terms and until their successors are elected and qualified. Each of the incumbent directors has been nominated for reelection, and each has consented to serve if elected. However, if any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board. The Board recommends a vote FOR each of the nominees.

The following table contains biographical information about the nominees for director.

Name	Age	Business Experience and Other Directorships	Director Since	Present Term Expires
T. Kimball Brooker Jr.(2)(3)	37	Mr. Brooker has served on our Board of Directors since our inception. From August 1998 through March 2006, he was employed by J.P. Morgan Chase & Co., a diversified financial services company, or its predecessors in various capacities, most recently as a Managing Director, and where he served as an officer of the general partner for J.P. Morgan Corsair II Capital Partners, L.P. (“Corsair II Capital”). Since the separation of the Corsair II Capital management team from J.P. Morgan Chase & Co. in March 2006, Mr. Brooker has served as an officer in the entity delegated investment authority for the Corsair II Capital portfolio, and as part of the investment committee that exercises that authority. Mr. Brooker is also a Director of Insurance Revolution, Inc. and Barbara Oil Company.	2004	2007

Timothy J. Conway(4)	52	Mr. Conway has been our Chief Executive Officer and President, and has served on our Board of Directors, since our inception in June 2004. He was elected Chairman of the Board in September 2006. From July 2002 to June 2004, Mr. Conway worked full-time on our founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. He previously held various senior management positions at Citicorp Securities, Inc., where he was a Managing Director and Senior Securities Officer, responsible for the bank’s private placement, loan syndication and acquisition finance businesses.	2004	2007

Bradley E. Cooper(2)(3)	40	Mr. Cooper is a Partner of Union Square Partners, an investment firm he joined as a founding partner upon its formation in February 2007. He previously held similar positions at Capital Z Partners (which he joined as a founding partner in 1998), and before that at Insurance Partners, L.P. and International Insurance Advisers, L.P. Mr. Cooper serves on the board of directors of Universal American Finance Corp. and PXRE Group, Ltd. He is a member of Universal American’s Compensation Committee and of PXRE Group’s Executive and Investment Committee.	2006	2007

Name	Age	Business Experience and Other Directorships	Director Since	Present Term Expires
Mark K. Gormley(1) (4)	48	Mr. Gormley has been a Partner of Lee Equity Partners, an investment firm, since May 2006. Before that, he was a founding Partner of Capital Z Financial Services Partners, which he joined in September 1998. He previously served as Managing Director at Donaldson, Lufkin & Jenrette, where he led the Insurance and Asset Management Investment Banking Group. Before that, he was a Vice President at Merrill Lynch & Co. Mr. Gormley serves as a director of numerous public and private companies, including Bank Handlowy Warszawie, British Marine Holdings Ltd., Ceska Sporitelna, North American Company for Life and Health Insurance and Permanent General Assurance Corp.	2004	2007

Frank R. Noonan(1)	64	Mr. Noonan was most recently the Chief Executive Officer of R.H. Donnelley Co., a Yellow Pages and online local commercial search company, from 1991 to 2002. He also served as President of R.H. Donnelley Co. from August 1991 to July 1998 and was Chairman from July 1998 through May 2002. Before that, he served as Senior Vice President, Finance, with Dun & Bradstreet and as a member of its Board of Directors. He currently is a Director and member of the Audit Committee of Avnet, Inc. and was previously a Director and member of the Audit Committee of Toys “R” Us, Inc.	2006	2007

Maureen P. O’Hara(1)(3)	53	Ms. O’Hara is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University, where she joined the faculty in 1979. Ms. O’Hara currently serves on the Board of Directors of Investment Technology Group, Inc., where she has been lead director since January 2005 and where she has served on the Compensation Committee, Audit Committee and Nominating Committee.	2006	2007

Joseph W. Saunders(2)	61	Mr. Saunders was named in February 2007 to be the Chief Executive Officer and Chairman of Visa Inc., a payment card company in formation, and he is currently leading Visa’s global restructuring. Previously, he was President of Card Services for Washington Mutual, Inc., which he joined when the company acquired Providian Financial in 2005. Mr. Saunders had been President and Chief Executive Officer of Providian since 2001, and was elected chairman of the company’s Board of Directors in 2002. Before joining Providian, he was head of the credit card operations at Household Credit Services and held various executive positions at Household International, Inc.	2006	2007

Name	Age	Business Experience and Other Directorships	Director Since	Present Term Expires
Peter A. Schmidt-Fellner	50	Mr. Schmidt-Fellner has served as our Chief Investment Officer since our inception in 2004. From 1993 to 2003, he was employed at JPMorgan Securities, Inc. and several of its subsidiaries and predecessor institutions, where during his tenure, he was responsible for High Yield Bond Sales, Trading and Research, Loan Trading and Co-Head of High Yield Bond Capital Markets.	2006	2007

Richard E. Thornburgh(4)	54	Mr. Thornburgh has been a Partner of Corsair Capital LLC, an investment firm, since February 2006. From 1976 until December 2005, Mr. Thornburgh held management positions at the Credit Suisse Group and its various subsidiaries and predecessor institutions, most recently as Executive Vice Chairman of Credit Suisse First Boston and member of the Executive Board of Credit Suisse Group. He currently serves on the Board of Directors of the Credit Suisse Group and is on its Risk Committee. He also serves on the Board of Directors of Dollar General Corporation and is on its Finance Committee and Strategic Planning Committee.	2006	2007

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee
(4)	Member of the Risk Policy Committee

SHARES HELD BY PRI NCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of March 7, 2007 by (i) each person or group who is known by us to own beneficially more than 5% of our common stock, (ii) each member of our board of directors and each of the executive officers named in the Summary Compensation Table on page 17, and (iii) all members of our board of directors and our executive officers as a group. Such ownership includes shares that the person or entity has the right to acquire on or before May 6, 2007 by exercising a stock option or warrant. The percentage ownership of each person or entity was calculated using the total number of shares outstanding on March 7, 2007 (36,257,847) plus any shares that person or entity could acquire upon the exercise of such options or warrants. Unless otherwise noted, each person or entity has sole voting and investment power over the shares listed.

Principal Stockholders	Shares Owned	Percent of Class
OZ Management, L.L.C.(1) Daniel S. Och 9 West 57th Street New York, NY 10019	6,314,964	17.4%
Capital Z Partners, Ltd.(2) Capital Z Partners, L.P. 230 Park Avenue South New York, NY 10003	5,704,972	15.6%
JP Morgan Corsair II Capital Partners, L.P. (3) Corsair II, L.L.C. Corsair II, L.P. 717 Fifth Avenue New York, NY 10022	5,704,972	15.6%
The Northwestern Mutual Life Insurance Company(4) 720 East Wisconsin Avenue Milwaukee, Wisconsin 53202	2,614,779	7.2%
Directors and Executive Officers
T. Kimball Brooker Jr.(5)	5,000	*
Timothy J. Conway(6)	895,630	2.4%
Bradley E. Cooper(7)	5,000	*
Mark K. Gormley(8)	139,320	*
Frank R. Noonan	5,000	*
Maureen P. O’Hara	9,000	*
Joseph W. Saunders	5,000	*
Peter A. Schmidt-Fellner(9)	605,438	1.7%
Richard E. Thornburgh(10)	25,000	*
John K. Bray(11)	64,307	*
Phillip R. Burnaman II(12)	435,046	1.3%
David R. Dobies(13)	139,792	*
Timothy C. Shoyer(14)	139,285	*
All current executive officers and directors as a group (13 persons) (15)	2,472,818	6.6%

*	Indicates less than 1%.
(1)

As reported in a Schedule 13G/A filed with the SEC on February 14, 2007, OZ Management, L.L.C. is investment manager to accounts that hold such shares, one of which, OZ Master Fund, Ltd., c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, G.T. Harbour Centre, North Church Street, George Town,

Grand Cayman, Cayman Islands, also reports sole voting and investment power over 5,845,933 of such shares (17.0% of the class). Mr. Och is the Senior Managing Member of OZ Management, L.L.C.
(2)	Includes a warrant to purchase 200,174 shares. As reported in a Schedule 13G filed with the SEC on February 14, 2007, Capital Z Partners, Ltd. is the general partner of Capital Z Partners, L.P., which is the general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., investment funds located at the same address that hold the shares shown. All four entities report shared voting and investment power over all such shares.
(3)	Includes a warrant to purchase 200,174 shares. All such shares are held by J.P. Morgan Corsair II Capital Partners, L.P., an investment fund of which the sole general partner is Corsair II, L.P. Corsair II, L.L.C. is the sole general partner of Corsair II, L.P.
(4)	As reported in a Schedule 13G filed with the SEC on February 6, 2007, Northwestern Investment Management Company, LLC, located at the same address, a wholly owned company of and investment advisor to The Northwestern Mutual Life Insurance Company, shares voting and investment power over all such shares.
(5)	Mr. Brooker’s beneficial ownership shown in the table excludes the 5,704,972 shares shown as beneficially owned by Corsair II, L.L.C. and Corsair II, L.P. Mr. Brooker is an indirect participant in, and an officer of Corsair II, L.L.C., which has investment authority over such shares, but he disclaims beneficial ownership of such shares.
(6)	Includes 480,182 shares issuable upon the exercise of options and/or warrants.
(7)	Mr. Cooper’s beneficial ownership shown in the table excludes the 5,704,972 shares shown as beneficially owned by Capital Z Partners, Ltd. and Capital Z Partners, L.P. Mr. Cooper is a shareholder of Capital Z Partners, Ltd., but he disclaims beneficial ownership of such shares.
(8)	Includes 84,320 shares issuable upon the exercise of a warrant.
(9)	Includes 334,676 shares issuable upon the exercise of options and/or warrants.
(10)	Mr. Thornburgh’s beneficial ownership shown in the table excludes the 5,704,972 shares shown as beneficially owned by Corsair II, L.L.C. and Corsair II, L.P. Mr. Thornburgh is an indirect participant in, and a member and officer of Corsair II, L.L.C., which has investment authority over such shares, but he disclaims beneficial ownership of such shares.
(11)	Includes 40,209 shares issuable upon the exercise of options and/or warrants.
(12)	Includes 235,879 shares issuable upon the exercise of options and/or warrants.
(13)	Includes 68,464 shares issuable upon the exercise of options and/or warrants.
(14)	Includes 69,535 shares issuable upon the exercise of options and/or warrants.
(15)	Includes a total of 1,313,265 shares issuable upon the exercise of options and/or warrants.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy

As a newly-established, high growth firm, the success of the Company is highly correlated to its ability to continue to attract and retain top-tier talent. The Company believes that executive compensation should enable the Company to attract, motivate, reward and retain superior management talent and should reflect the following core principles:

•	Executive compensation should be externally competitive within the industries in which the Company competes for talent.

•

Executive compensation should emphasize pay for performance and be based on results at the Company, line of business and individual levels. As such, significant portions of total compensation are designed to be variable based on performance and results.

•

Executive compensation should support the achievement of specific strategic and business objectives and closely align the interests of executives with those of shareholders over the long-term. Performance measures therefore reflect both short and long term, quantitative and qualitative measures.

The following discussion address the Company’s executive compensation program generally, with particular focus on the executive officers whose compensation for 2006 is shown in the Summary Compensation Table on page 17 the “named executive officers”).

Elements of Executive Compensation

Prior to the completion of the Company’s initial public offering in December of 2006, the Company’s executive compensation program consisted of the following key elements:

Compensation Component	Description	Strategic Rationale
Base salary	Stable component of compensation based on competitive environment and experience in executive role	• Consistent with market practice
Annual Incentive	Variable annual compensation tied to established Company, line of business and individual goals and objectives

•   Consistent with market practice

•   Provides incentive for achievement of objectives

•   Provides variable component of pay closely linked to Company performance

•   Provides flexible structure in variable compensation expense

Compensation Component	Description	Strategic Rationale
2004 Founder’s Equity	One-time purchase of restricted shares in 2004 and January of 2005 by founders of the Company. Allocation reflects the relative contribution of each of the original founders of the Company. No Founder’s Equity grants were made beyond January of 2005 or in 2006.

•   Rewards Founders for starting the Company

•   Aligns executives’ interests with those of shareholders via stock price movement

•   Provides incentive for achievement of long-term objectives and goals

•   Provides long-term retention incentives

Retirement Benefits	Executives participate in employee benefit plans available to all employees of the Company, including 401(k) savings and tax-qualified retirement plans.	• Consistent with market practice • Consistent with the programs provided to all employees.
Welfare Benefits	Executives participate in employee benefit plans available to all employees of the Company, including medical, health, life insurance and disability plans.	• Consistent with market practice • Consistent with the programs provided to all employees.
Additional Benefits and Perquisites

Perquisites complement the Company’s other compensation vehicles and enable the Company to attract and retain the best management talent. They include:

•   Parking reimbursement

•   Financial planning—2006 only

•   Financial planning was a one-time perquisite provided to assist in managing the complexity of IPO equity grants.

•   Parking is provided in selected locations in order to be market-competitive when recruiting talent. Parking in these locations is subsidized at some level for all employees.

The following chart details the current executive compensation program, reflecting the changes made during the IPO process:

Compensation Component	Description	Strategic Rationale
Base Salary	Stable component of compensation based on competitive environment and experience in executive role	• Consistent with market practice

Compensation Component	Description	Strategic Rationale
Annual Incentive	Variable annual compensation tied to established Company, line of business and individual goals and objectives

•   Consistent with market practice

•   Provides incentive for achievement of objectives

•   Provides variable component of pay closely linked to Company performance

•   Provides flexible structure in variable compensation expense

Stock Option Awards	Grants of options to purchase shares at a specified price, which rewards share price appreciation. None of the named executive officers received stock option grants under this program in 2006.	• Focus executives on value creation and increasing franchise value over long-term • Promotes long-term retention • Align executives with shareholders
Stock Ownership Requirements	To complement the long-term incentive program, the Company requires its executive officers to hold a percentage of equity grants. For a period of 180 days post IPO, executives are subject to the standard underwriter’s lockup. For a 12 month period after the 180 day lockup, executives are required to hold 90% of their vested equity awards. From 18 months post-IPO through the duration of employment, executives are required to hold at least 25% of their net vested equity holdings. Any shares purchased outside of the Company’s Equity Compensation Program are not subject to lock-up restrictions.	• Fosters long-term stock ownership, and focuses executives on long-term performance.
Retirement Benefits	Executives participate in employee benefit plans available to all employees of the Company, including 401(k) savings and tax-qualified retirement plans.	• Consistent with market practice • Consistent with the programs provided to all employees.
Welfare Benefits	Executives participate in employee benefit plans available to all employees of the Company, including medical, health, life insurance and disability plans. Upon retirement, executives are eligible to participate in company sponsored healthcare plans at their sole expense.	• Consistent with market practice • Consistent with the programs provided to all employees.

Compensation Component	Description	Strategic Rationale
Additional Benefits and Perquisites	Perquisites complement the Company’s other compensation vehicles and enable the Company to attract and retain the best management talent. The only on-going perquisite provided to executives is office parking reimbursement in selected geographies.	• Parking is provided in select locations in order to be market-competitive when recruiting talent. Parking is subsidized in these locations at some level for all employees.
Employment Agreements

The Company entered into employment contracts with each named officer at the IPO. These contracts specify the terms of employment and provide severance pay in the event of certain terminations of employment, including change-in-control. Severance arrangements are subject to non-compete and non-solicitation provisions.

These contracts are discussed in the Employment Agreements section below. Additional detail can also be found in the Potential Payments Upon Termination of Employment or Change-in-Control Section on page 22.

•   Employment contracts provide for market-competitive severance in the event of involuntary termination without cause. Restrictive covenants prevent against direct competition and solicitation of talent.

•   Change-in-control arrangements are intended to align executives and shareholders in the event of a potential change-in-control, and to provide continuity of management during a transition. Restrictive covenants prevent against direct competition and solicitation of talent.

Comparable Market Analysis

To date, the Company has not conducted a formal benchmarking study. Due to the young age of the Company and the rapid pace of growth of the business, market rates have been determined based in part on information gathered during the recruiting process, as well as other publicly available information. The Company intends to complete a comprehensive benchmarking study in 2007.

Base Salary

Base salaries represent the stable component of executive pay determined largely by:

•	Level of responsibility associated with the position/title

•	Executive’s experience and time in the position

•	Balance of fixed versus variable compensation. Base salary does not represent the largest part of pay for our named executive officers, as depicted in the chart below.

	Base Salary as % of Total 2006 Cash Compensation Package
	Mr. Conway	Mr. Bray	Mr. Schmidt- Fellner	Mr. Burnaman	Mr. Dobies	Mr. Shoyer
Executive Salary	24%	33%	23%	32%	20%	26%

In connection with the Company’s initial public offering, the Company entered into employment agreements with members of management, including the named executive officers. The base salaries for these executives are prescribed by their respective employment agreements, as set forth under the Summary Compensation Table on page 17. The Compensation Committee reviews the base salaries for the named executives on a regular basis (at least annually). The base salaries of Messrs. Conway, Schmidt-Fellner, Burnaman, Dobies and Shoyer were not changed during 2006, pending a full review of the output from the comprehensive benchmarking initiative planned for 2007. Mr. Bray’s base salary was increased from $250,000 to $300,000 at the time of IPO. This increase reflects the significant increase in Mr. Bray’s responsibilities during the course of 2006. The Committee expects to revisit the base salaries for the named executive officers upon completion of the benchmarking survey in 2007.

Incentive Compensation Program

Principles and Philosophy

In accordance with the Company’s belief that executive compensation should emphasize pay for performance, significant portions of total compensation are designed to be variable based on performance. The bonus plan is based on achievement of specific business goals and rewards performance at the Company, line of business and individual level.

The bonus process begins with the establishment of Company goals and objectives for each fiscal year. The Board of Directors and its various Committees, based on input from the Management Team, establishes a strategic operating plan for the year which contains both quantitative and qualitative goals and objectives. These goals and objectives include adjusted earnings, growth and return measures and the credit quality of the portfolio. Performance measures are then established for each executive. These objectives support the achievement of the Company’s annual plan. Performance goals include Corporate, line of business and individual goals, and are weighted by position as illustrated in the chart below. The emphasis placed on the achievement of business line and individual goals is higher for executives with production responsibilities while there is a higher emphasis placed on Company performance for those executives with primarily corporate responsibilities.

	% of Bonus Weighting
Performance on Which the Bonus is Based	Mr. Conway	Mr. Bray	Mr. Schmidt- Fellner	Mr. Burnaman	Mr. Dobies	Mr. Shoyer
NewStar	75%	75%	75%	33.3%	33.3%	33.3%
Line of Business	12.5%	12.5%	12.5%	33.3%	33.3%	33.3%
Individual	12.5%	12.5%	12.5%	33.3%	33.3%	33.3%

Establishing Incentive Compensation Targets

The target bonus pool is established by the Compensation Committee early in the year by determining an appropriate payout ratio of incentive compensation as a percentage of corporate pre-tax, pre-incentive earnings. This determination is based on a variety of metrics and ratios including: adjusted earnings, return on equity, return on assets, credit quality of the portfolio, various operating ratios and finally, an assessment of the relative difficulty to achieve the stated objectives. The Committee believes this mix of performance measures encourages a balanced focus on top-line growth, profitability and established measures of credit quality and supports long-term return and efficiency objectives.

Individual incentive compensation targets for executives are then determined based on a number of factors including the size of the overall pool (the ‘budget’), the individual’s experience, and an assessment of the relative aggressiveness of plan objectives. The goal is to establish targets that reward, retain and motivate top performers while driving profitability within the Company’s business plan.

Upon founding the Company in 2004, target bonus levels were established for each of the named executives based on the individual’s experience in the role. The founding executives agreed to take a reduced bonus for each of the first two years of the Company’s life to invest in the Company’s profitability by reducing overall cash compensation expense. The 2006 bonus targets for the named executives, shown in the table below, represent the same targets established at the founding of the Company, which have not been increased since 2004.

	2006 Target Bonus ($)
	Mr. Conway	Mr. Bray	Mr. Schmidt- Fellner	Mr. Burnaman	Mr. Dobies	Mr. Shoyer
Executive Bonus	1,000,000	450,000	950,000	500,000	500,000	500,000

Measurement of performance against targets and allocation of incentive compensation pool

At the start of 2006, the Compensation Committee that was in place prior to the IPO established a target bonus payout ratio for the named executives of 16.5% of targeted corporate pre-tax, pre-incentive adjusted earnings of $23.7M, which the Committee considered an aggressive but attainable growth goal for the Company in January 2006. The 16.5% ratio reflects a balance between management and shareholder return which the Committee felt to be appropriate given the young life-stage of the Company.

Throughout the year, the Committee may increase or decrease funds allocated to the bonus pool based upon its assessment of the Company’s performance against plan at that point in time. In exercising this discretion, the Committee considers the Company’s performance against the stated goals and objectives including adjusted earnings, growth, and established credit and return parameters. Any increase or decrease to the bonus pool is reviewed and ultimately approved at the end of the year based upon the Company’s annual performance.

Upon the IPO at the end of 2006, the Compensation Committee was reconstituted. The new Committee reviewed the Company’s compensation plan, each executive’s established goals and objectives and the performance of each executive against those stated goals and objectives. In determining 2006 executive incentive compensation, the Committee considered the Company’s out-performance against planned pre-tax, adjusted earnings (64% increase), better than expected credit quality (the Company did not have any charge-offs in 2006) and the efforts of the executive team in the successful completion of the Company’s initial public offering. The Committee also considered the relative weighting of Company, line of business and individual performance as detailed in the chart above. The Committee did not apply a formula or assign these performance measures relative weights. Instead, the Committee made a determination after considering such measures collectively. Based on this assessment, the Committee approved 16% of pre-tax, pre-incentive earnings be paid to the named executives as detailed in the Summary Compensation Table on page 17.

The following chart shows each named executive officer’s 2006 actual bonus compared to his 2006 bonus target.

Name and Principal Position	2006 Target Bonus($)	2006 Actual Bonus($)	Increase/ Decrease (%)
Timothy J. Conway Chief Executive Officer and President	1,000,000	1,300,000	30%

John K. Bray Chief Financial Officer	450,000	600,000	33%

Peter Schmidt-Fellner Chief Investment Officer	950,000	1,150,000	21%

Philip R. Burnaman II Group Head and Managing Director	500,000	625,000	25%

David R. Dobies Group Head and Managing Director	500,000	1,000,000	100%

Timothy C. Shoyer Group Head and Managing Director	500,000	700,000	40%

Equity Incentives

Founder’s Equity

Prior to the initial public offering, the Company’s founding executives, Timothy J. Conway, Peter A. Schmidt-Fellner, Phillip R. Burnaman II, David R. Dobies, Timothy C. Shoyer and John K. Bray, purchased shares of our Class A Common Stock, $0.01 par value, for $0.01 per share, that are subject to restricted stock agreements dated as of June 17, 2004 and February 4, 2005. Under the Restricted Stock Agreements, the restricted stock is subject to forfeiture upon termination of the executive’s employment as follows:

•	80% of the restricted stock is forfeited if termination occurs prior to June 17, 2005;

•	60% of the restricted stock is forfeited if termination occurs on or after June 17, 2005 but prior to June 17, 2006;

•	40% of the restricted stock is forfeited if termination occurs on or after June 17, 2006 but prior to June 17, 2007;

•	20% of the restricted stock is forfeited if termination occurs on or after June 17, 2007 but prior to June 17, 2008; and

•	the forfeiture restrictions lapse on June 17, 2008.

The purpose of the one-time founder’s equity arrangement was to reward each founding executive’s contribution to the Company, and align management’s interests to those of initial investors. Prior to the initial public offering, the founders’ equity agreement was restructured and resulted in an amended agreement that, in keeping with the spirit of the original deal, called for a) the conversion of all pre-IPO founder’s equity into public company stock with the same vesting schedule and b) additional issuances of a mix of restricted stock awards and options upon the IPO to founding officers. It was further agreed that these additional equity issuances would have extended vesting periods which provide long-term retention incentives for key executives. The additional IPO equity issuances are detailed below, and the respective vesting schedules are detailed under the Grants of Plan-Based Awards table on page 19.

¡	Founders’ IPO Stock Options

Executive officers received a one-time stock option grant on the initial public offering date (December 13, 2006, the day before our common stock began trading publicly). The number of options each executive received was prescribed based on a pre-established formula set forth in the original founders’ equity agreement. This formula took into consideration the dilution to the management shareholders resulting from the conversion of the preferred stock to common stock upon the IPO and prescribed a number of options to be issued in order to keep management’s relative value the same pre and post-IPO. The one-time grants were issued as non-qualified stock options. These non-qualified stock options provide the right to purchase shares of common stock of the Company within ten years after the date of grant at the fair market value of the common stock on the date of grant, which the Compensation Committee determined to be the price per share to the public in the IPO. The use of stock options is consistent with the Company’s compensation focus on aligning executive interests with those of shareholders as the options have value only if the stock price increases over time. The four-year vesting period reflects market practice and serves as a longer-term retention device.

¡	Founders’ IPO Restricted Stock

Executive officers also received a one-time restricted stock grant as of the IPO. The total number of shares available to founders was prescribed based on the original founders’ equity agreement and the allocation to individuals was based on the relative contribution of each individual in establishing the business. Restricted stock is the right to receive a specified number of shares of common stock of the Company contingent on continued employment during a five-year period. The five-year vesting period reflects market practice and serves as a longer-term retention device.

Stock Ownership Requirements

Upon consummation of the initial public offering in December 2006, each executive officer entered into a stock ownership agreement whereby the executive agreed that for a period of one year following any underwriters’ lock-up imposed in connection with the IPO he would not transfer more than 10% of his transferable incentive equity (all vested options and shares of restricted stock that are no longer subject to forfeiture) and after such time and for a period of one year following termination of employment, he would not transfer more than 75% of his transferable incentive equity. If, during the one year following termination, he were to violate the covenant not to compete with the Company, the amount of transferable stock that he is then obligated to hold would be forfeited. The lock-up applies only to those shares received by the executive as equity compensation during his employment with the firm and does not apply to any personal investment in NewStar stock. The Company believes the stock ownership requirements ensure that officers have a significant long-term ownership stake in Company and that they are aligned with shareholders’ interests. In addition, the Company has adopted a policy on hedging under which executives are prohibited from hedging their economic exposures to the NewStar stock that they own.

Deductibility Cap on Executive Compensation

U.S. federal income tax law (Section 162(m)) prohibits public companies from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the company’s CEO and four other most highly compensated employees. However, the statute exempts qualifying performance-based compensation from the deduction limit provided certain requirements are met. While the Company was not subject to Section 162(m) for 2006, the Company’s policy is to qualify incentive compensation programs for full corporate deductibility to the extent feasible and consistent with the Company’s overall compensation goals and objectives.

Employment Agreements

In connection with the initial public offering, the Company entered into employment agreements with each of the named executive officers. The employment agreements became effective at the time of the initial public offering. The executive employment agreements reflect a balance between the interests of shareholders and management, and are intended to support the retention and sustained high morale of the executive team. The employment agreements are consistent with the Company’s understanding of market practice within the industry the Company competes with for talent.

In determining the elements of the executive employment agreements, the Committee considered the costs associated with each term and condition, and balanced the financial cost against the intrinsic benefit of retaining a highly-cohesive management team. Each of the employment agreements has substantially similar terms, which reflect the following elements:

•

Each executive agreed that during the term of the agreement and for a period of one to two years thereafter, he will not directly or indirectly (i) solicit or engage any of the Company’s employees, consultants or contractors, (ii) cause or encourage any of the Company’s suppliers, licensors or any entity with which the Company has a material relationship to terminate or modify that relationship or (iii) compete with the Company’s business.

•	The agreement sets a minimum base salary for the executive that may be subject to increase on an annual basis as determined by the board of directors.

•	Each executive is entitled to participate in incentive bonus programs the board of directors may adopt from time to time and is eligible for equity grants periodically.

•

Each executive is entitled to a severance payment and acceleration of equity vesting in the event of a termination without cause or for “good reason,” and acceleration of vesting but no further severance payment upon the Company’s failure to renew the agreement (provisions differ based on job title/level of responsibility).

•

The agreements provide for graduated benefits including acceleration of vesting in the event that the executive chooses to retire from the Company, dependant upon the length of service at the time of retirement. Given the relatively young life of the Company, the retirement provisions are intended to provide market benefits to retain a seasoned executive team with an emphasis placed upon years of service post-IPO.

•	The term of each agreement varies from one to two years, depending on the level of job responsibility

The executive employment agreements also contain change-in control provisions for the named executive officers. In addition to preserving productivity and retention in a change-of-control of the Company, the provisions are intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interest of the shareholders without undue concern over whether such transactions may jeopardize the executives’ own employment. The benefits provided under the change-in-control agreements mimic those described above with the following exceptions:

•

Change-in control payments require a double-trigger—in order to qualify for compensation, a change of control alone is not sufficient but rather, must be followed by an involuntary loss of employment within two years thereafter. This is consistent with the overall purpose of the plan to provide financial protection upon an involuntary loss of employment.

•	Severance periods and therefore benefits are extended from one to two years as detailed above, to two to three years. Vesting of all equity is immediately accelerated.

The employment agreements of Messrs. Conway, Schmidt-Fellner and Bray provide that for so long as the Company’s stock is traded on an established securities market, if any of the payments, awards or benefits payable to the executive are subject to an “excess parachute payment” under Sections 280G and 4999 of the Internal Revenue Code, the Company will provide the executive with a gross-up payment so that the executive will receive the same economic terms he would have received if there were no excise tax. The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide a predictable and equal level of benefit across individuals without regard to the effect of the excise tax, the Committee determined that it was appropriate to pay the cost of this excise tax plus an amount needed to pay income taxes due on such additional payment. This practice is consistent with competitive pay packages and ensures the executive will receive the three years’ base salary and estimated cash incentive less only ordinary income taxes on that amount. The amounts payable under these agreements, calculated as if termination has occurred on December 31, 2006, are shown under “Potential Payments upon Termination of Employment or Change-in-Control”, beginning on page 22.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Joseph W. Saunders, Chair

T. Kimball Brooker, Jr.

Bradley E. Cooper

Summary Compensation Table

The following table sets forth information concerning compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and President, the Chief Financial Officer and the four other most highly compensated executive officers during the year ended December 31, 2006. These six officers are referred to as the “named executive officers” in this proxy statement.

Name and Principal Position	Year	Salary ($)(1)		Bonus($)	Stock Awards($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total($)
Timothy J. Conway Chief Executive Officer and President	2006	400,000		1,300,000	6,771,570	4,171,342	31,258	12,674,170

John K. Bray Chief Financial Officer	2006	252,083	(4)	600,000	593,997	365,907	16,700	1,828,687

Peter Schmidt-Fellner Chief Investment Officer	2006	350,000		1,150,000	4,751,979	2,927,257	25,033	9,204,269

Philip R. Burnaman II Group Head and Managing Director	2006	300,000		625,000	3,326,385	2,049,080	21,533	6,321,998

David R. Dobies Group Head and Managing Director	2006	250,000		1,000,000	950,396	585,451	21,125	2,806,972

Timothy C. Shoyer Group Head and Managing Director	2006	250,000		700,000	950,396	585,451	21,125	2,506,972

(1)	Each officer’s minimum base salary is set pursuant to his Employment Agreement, as follows: Mr. Conway, $400,000, Mr. Bray, $300,000, Mr. Schmidt-Fellner, $350,000, Mr. Burnaman, $300,000, Mr. Dobies, $250,000, and Mr. Shoyer, $250,000.
(2)

Amounts shown do not reflect compensation actually received by named executive officer. Instead, the amounts shown represent the compensation expense incurred by the Company relating to stock and option awards respectively, held by the NEO during 2006, determined in accordance with FAS 123(R), using the assumptions described in Note 11 to the Company’s Financial Statements included in the Form 10-K filed with the Securities and Exchange Commission for 2006 (the 2006 10-K), provided that no forfeitures of awards have been assumed.

(3)	Amount reflects matching contributions of $13,200 to each executive made by NewStar under the tax-qualified 401(k) plan, which provides for broad-based employee participation. The named executive officers received no benefit from NewStar under defined pension or defined contribution plans other than the 401(k) plan. In addition, the amount for Mr. Conway reflects reserved parking space at office in Boston of $6,225 and pre-IPO financial planning services of $11,833. The amount for Mr. Schmidt-Fellner reflects pre-IPO financial planning services of $11,833. Amounts for Messrs. Bray and Burnaman reflect pre-IPO financial planning services of $3,500 and $8,333 respectively. Amounts for Messrs. Dobies and Shoyer reflect office parking space of $4,425 and pre-IPO financial planning services of $3,500.
(4)	2006 salary reflects 23 pay periods at base salary rate of $250,000 and one pay period at increased base salary of $300,000.

The chart below shows the proportion of each named executive officer’s total 2006 compensation that is base salary and bonus, respectively.

Name and Principal Position	2006 Salary as % of 2006 Total Compensation	2006 Bonus as % of 2006 Total Compensation
Timothy J. Conway Chief Executive Officer and President	3.2%	10.3%

John K. Bray Chief Financial Officer	13.8%	32.8%

Peter Schmidt-Fellner Chief Investment Officer	3.8%	12.5%

Philip R. Burnaman II Group Head and Managing Director	4.8%	9..9%

David R. Dobies Group Head and Managing Director	8.9%	35.6%

Timothy C. Shoyer Group Head and Managing Director	10%	27.9%

Grants of Plan-Based Awards During 2006

The following chart details all plan-based awards granted to the named executive officers during 2006. The option and stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table on page 20.

Name and Principal Position	Date of Board Action	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards($)(3)
Timothy J. Conway Chief Executive Officer and President	11/16/2006	12/13/2006		763,980	17.00	4,797,794
	11/16/2006	12/13/2006	359,193			6,106,281

John K. Bray Chief Financial Officer	11/16/2006	12/13/2006		67,015	17.00	420,854
	11/16/2006	12/13/2006	91,138			1,549,346

Peter Schmidt-Fellner Chief Investment Officer	11/16/2006	12/13/2006		536,126	17.00	3,366,871
	11/16/2006	12/13/2006	251,971			4,283,507

Philip R. Burnaman II Group Head and Managing Director	11/16/2006	12/13/2006		375,288	17.00	2,356,809
	11/16/2006	12/13/2006	85,777			1,458,209

David R. Dobies Group Head and Managing Director	11/16/2006	12/13/2006		107,225	17.00	673,373
	11/16/2006	12/13/2006	91,138			1,549,346

Timothy C. Shoyer Group Head and Managing Director	11/16/2006	12/13/2006		107,225	17.00	673,373
	11/16/2006	12/13/2006	91,138			1,549,346

(1)	The vesting schedules for these restricted stock and option awards are set forth below the following table. All such awards are subject to the lock-up agreements detailed on page 15.
(2)	The exercise price of these options was the price per share to the public in our IPO, as described in the Compensation Discussion & Analysis under “Founder’s IPO Stock Options” on page 14.
(3)	The grant date fair values are determined in accordance with FAS 123(R), using the assumptions described in Note 11 to the Company’s Financial Statements included in the 2006 10-K. The actual value of the options may significantly differ and the value realized, if any, will depend on the market value of the common stock on the day of valuation.

Outstanding Equity Awards at Fiscal Year-End

The following table details the outstanding holdings of each named executive officer at December 31, 2006.

		Option Awards				Stock Awards
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Timothy J. Conway Chief Executive Officer and President	6/17/2004					183,139	(4)	3,378,918
	12/13/2006					359,193		6,627,111
	12/13/2006	458,388	305,592	17.00	12/13/2016
John K. Bray Chief Financial Officer	1/10/2005					16,065	(5)	296,396
	12/13/2006					91,138		1,681,496
	12/13/2006	40,209	26,806	17.00	12/13/2016
Peter Schmidt-Fellner Chief Investment Officer	6/17/2004					128,519	(6)	2,371,172
	12/13/2006					251,971		4,648,865
	12/13/2006	321,676	214,450	17.00	12/13/2016
Philip R. Burnaman II Group Head and Managing Director	6/17/2004					89,963	(7)	1,659,821
	12/13/2006					85,777		1,582,586
	12/13/2006	225,173	150,115	17.00	12/13/2016
David R. Dobies Group Head and Managing Director	6/17/2004					25,704	(8)	474,231
	12/13/2006					91,138		1,681,496
	12/13/2006	64,335	42,890	17.00	12/13/2016
Timothy C. Shoyer Group Head and Managing Director	6/17/2004					25,704	(9)	474,231
	12/13/2006					91,138		1,681,496
	12/13/2006	64,335	42,890	17.00	12/13/2016

(1)	Assuming continued employment with NewStar, options granted on 12/13/2006 vest according to the following schedule: 60% upon date of grant and an additional 10% on each of the first four anniversaries of the date of grant.
(2)	Assuming continued employment with NewStar, restricted stock awards granted on 12/13/2006 vest according to the following schedule: on each of the first and second anniversaries of the grant 15% of the restricted stock will cease to be subject to forfeiture, an additional 20% will cease to be subject to forfeiture on the third anniversary of the grant and 25% will cease to be subject to forfeiture on each of the fourth and fifth anniversaries of the grant.
(3)	Value is based on the closing price of NewStar common stock of $18.45 on December 29, 2006, as reported on the NASDAQ Global Market
(4)	Assuming continued employment with NewStar, 91,569 shares will vest on June 17, 2007 and 91,570 will vest on June 17, 2008.

(5)	Assuming continued employment with NewStar, 8,032 shares will vest on June 17, 2007 and 8,033 will vest on June 17, 2008.
(6)	Assuming continued employment with NewStar, 64,259 shares will vest on June 17, 2007 and 64,260 will vest on June 17, 2008.
(7)	Assuming continued employment with NewStar, 44,981 shares will vest on June 17, 2007 and 44,982 will vest on June 17, 2008.
(8)	Assuming continued employment with NewStar, 12,852 shares will vest on June 17, 2007 and 12,852 will vest on June 17, 2008.
(9)	Assuming continued employment with NewStar, 12,852 shares will vest on June 17, 2007 and 12,852 will vest on June 17, 2008.

Option Exercises and Stock Vested During 2006

The following table details the number of restricted shares that vested and the value realized upon vesting in 2006 for each named executive officer. None of these officers exercised any stock options during 2006.

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Timothy J. Conway Chief Executive Officer and President	274,709	4,670,050

John K. Bray Chief Financial Officer	24,097	409,652

Peter Schmidt-Fellner Chief Investment Officer	192,778	3,277,229

Philip R. Burnaman II Group Head and Managing Director	134,945	2,294,062

David R. Dobies Group Head and Managing Director	38,555	655,442

Timothy C. Shoyer Group Head and Managing Director	38,555	655,442

(1)	As there was not a public market for the Company’s shares prior to the initial public offering, the vesting reflects the number of shares vested as of the effective date of the IPO (December 13, 2006).
(2)	The vested value reflects the price to the public in the IPO of $17/share.

Potential Payments upon Termination of Employment or Change-in-Control

The following tables describe the potential payments and benefits under the Company’s executive employment agreements to which each named executive officer would have been entitled upon termination of employment, for any reason, including change of control, calculated as if each such event had occurred on December 31, 2006.

Name of Executive: Timothy J. Conway

Type of Payment	Involuntary Termination without Cause or Resignation for Good Reason ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments	2,300,000	—	—	3,450,000
Incentive Bonus	750,000	750,000	750,000	750,000
Stock Option Vesting Acceleration	221,554	443,108	443,108	443,108
Restricted Stock Vesting Acceleration	5,365,220	10,004,198	10,004,198	10,004,198
Continuation of Welfare Benefits	25,600	—	—	38,400
Outplacement Services	15,000	—	—	15,000
Excise Tax & Gross-Up	—	—	—	3,837,734
Total	$8,677,374	$11,197,306	$11,197,306	$18,538,440

Name of Executive: John K. Bray

Type of Payment	Involuntary Termination without Cause or Resignation for Good Reason ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments	1,100,000	—	—	1,650,000
Incentive Bonus	250,000	250,000	250,000	250,000
Stock Option Vesting Acceleration	19,434	38,868	38,868	38,868
Restricted Stock Vesting Acceleration	800,682	1,977,729	1,977,729	1,977,729
Continuation of Welfare Benefits	25,600	—	—	38,400
Outplacement Services	15,000	—	—	15,000
Excise Tax & Gross-Up	—	—	—	1,297,616
Total	$2,210,716	$2,266,597	$2,266,597	$5,267,613

Name of Executive: Peter Schmidt-Fellner

Type of Payment	Involuntary Termination without Cause or Resignation for Good Reason ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments	2,125,000	—	—	3,187,500
Incentive Bonus	712,500	712,500	712,500	712,500
Stock Option Vesting Acceleration	155,476	310,952	310,952	310,952
Restricted Stock Vesting Acceleration	3,764,546	7,018,751	7,018,751	7,018,751
Continuation of Welfare Benefits	25,600	—	—	38,400
Outplacement Services	15,000	—	—	15,000
Excise Tax & Gross-Up	—	—	—	3,054,560
Total	$6,798,122	$8,042,203	$8,042,203	$14,337,663

Name of Executive: Philip R. Burnaman II

Type of Payment	Involuntary Termination without Cause or Resignation for Good Reason ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments	800,000	—	—	1,600,000
Incentive Bonus	500,000	500,000	500,000	500,000
Stock Option Vesting Acceleration	54,417	217,668	217,668	217,668
Restricted Stock Vesting Acceleration	1,066,849	3,241,507	3,241,507	3,241,507
Continuation of Welfare Benefits	12,800	—	—	25,600
Outplacement Services	10,000	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—
Total	$2,444,066	$3,959,175	$3,959,175	$5,594,775

Name of Executive: David R. Dobies

Type of Payment	Involuntary Termination without Cause or Resignation for Good Reason ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments	737,500	—	—	1,475,000
Incentive Bonus	487,500	487,500	487,500	487,500
Stock Option Vesting Acceleration	15,548	62,192	62,192	62,192
Restricted Stock Vesting Acceleration	489,211	2,155,469	2,155,469	2,155,469
Continuation of Welfare Benefits	9,600	—	—	19,200
Outplacement Services	10,000	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—
Total	$1,749,359	$2,705,161	$2,705,161	$4,209,361

Name of Executive: Timothy C. Shoyer

Type of Payment	Involuntary Termination without Cause or Resignation for Good Reason ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments	737,500	—	—	1,475,000
Incentive Bonus	487,500	487,500	487,500	487,500
Stock Option Vesting Acceleration	15,548	62,192	62,192	62,192
Restricted Stock Vesting Acceleration	489,211	2,155,469	2,155,469	2,155,469
Continuation of Welfare Benefits	12,800	—	—	25,600
Outplacement Services	10,000	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—
Total	$1,752,559	$2,705,161	$2,705,161	$4,215,761

As described in the Compensation Discussion and Analysis under “Employment Agreements” on page 15, the Company entered into employment agreements with each of the named executives officers listed above upon the completion of the Company’s initial public offering in December 2006. The table above assumes a termination of employment that is eligible under the current plan, based on the executive’s compensation, benefits, age, and years of service as of December 31, 2006. All valuations of restricted stock are based upon the closing price ($18.45) of NewStar stock on December 29, 2006, the last day of trading in the fiscal year. The value of the continued health benefits detailed in the table above assumes the extension of the executive’s current benefits election and program coverage. Circumstances in which these benefits may be paid include an involuntary termination without cause, a voluntary termination by the Executive for good reason, retirement or following the Company’s failure to renew the employment agreement, death or disability and finally, an involuntary termination of the executive following a change in control.

A termination of an executive officer by the Company is for cause if it is for any of the following reasons: (i) the willful and continued failure of the executive to perform substantially the executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that the executive has not substantially performed his duties, or (ii) willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates, or (iii) conviction of or a plea of guilty or nolo contendere to, a felony, or (iv) a material breach of his or her obligations under his or her confidentiality and/or non-compete obligations. No act or failure to act on the part of an Executive is considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company.

A termination by the executive officer is for “good reason” if it results from any of (i) a reduction by the Company in the executive’s annual base salary (ii) a forced relocation by Company of the executive’s place of employment to a location greater than twenty-five (25) miles from his or her initial place of employment, or for Mr. Schmidt-Fellner, outside of Fairfield County, CT or (iii) a material diminution by the Company in the executive’s principal duties and responsibilities. For Messrs Conway, Schmidt-Fellner and Bray, good reason may also be triggered if the executive is not the CEO, CIO or CFO respectively, of a publicly traded company. In addition, good reason may also be triggered in the event of a change in control for Messrs. Bray and Schmidt-Fellner if, immediately prior to the Change of Control, the Chief Executive Officer is Timothy J. Conway and, in connection with such Change of Control, Mr. Bray or Mr. Schmidt-Fellner no longer report directly to Mr. Conway.

In the event of an involuntary termination without cause or voluntary termination for good reason, Messrs. Conway, Schmidt-Fellner and Bray are eligible for a severance payment equal to two years’ base salary plus two years’ cash bonus (calculated at the higher of the bonus paid to the executive in the prior fiscal year or the average bonus paid during the three previous fiscal years). In addition, each would receive two years of accelerated vesting of equity awards, and would be entitled to continued health benefits and outplacement services for the two year severance period. Options would remain exercisable for a period of ninety days following the end of the two year severance period. Messrs. Burnaman, Dobies and Shoyer would receive substantially similar terms over a one- year severance period. Each would be eligible for a severance payment equal to one year’s base salary plus cash bonus. Each would also receive one year of accelerated vesting of equity awards, and would be entitled to continued health benefits and outplacement services for the one year severance period. Options would remain exercisable for a period of ninety days following the end of the one- year severance period.

If termination is due to the retirement of the executive, or at the option of the executive following a failure of the Company to renew the employment agreement, each executive would be eligible to receive accelerated vesting of restricted stock and the continued vesting of options in the same manner that the options would vest had the executive continued his employment with the Company during the vesting period. The acceleration of vesting due to the Company’s failure to renew is limited to the equity holdings of the executive at the time of the initial public offering in December of 2006 and does not apply to any future equity awards the executive may receive. Further, upon a failure to renew, executives would have one year to exercise options beyond the normal termination date; upon retirement, the executive would have a period equal to the full length of the remaining option term to exercise any vested options. Finally, each named executive officer would retain the option to participate in employer-sponsored healthcare at the retiree’s sole expense. None of the named executive officers was eligible to retire as of December 31, 2006. Likewise, since all executives entered into employment agreements on December 13, 2006 with a required ninety-day notice period for non-renewal, none of the executives was eligible for benefits upon the Company’s failure to renew the agreement as of December 31, 2006.

A termination of employment due to death or disability would entitle each executive to full acceleration of vesting on all equity awards and a one-year period following the date of termination to exercise any options.

In each of the events noted above, the executive would also be entitled to any accrued but unpaid salary and/or vacation time and a pro-rated bonus for the current fiscal year.

Each employment agreement contains change-in-control provisions for the named executive officer. The change of control provisions require a “double-trigger”, meaning payments are made only if the executive suffers a covered termination of employment within two years following a change in control. Change-in-control provisions for Messrs. Conway, Schmidt-Fellner and Bray mimic the awards made under an involuntary termination without cause, with the exception that the severance period is extended from two to three years and each executive would receive full acceleration of all equity awards. Similarly, Messrs. Burnaman, Dobies and Shoyer would be entitled to a two-year severance period and full acceleration of all equity awards.

Upon a change-in-control, executives may be subject to certain excise taxes under section 280G of the Internal Revenue Code. The Company has agreed that so long for so long as the Company’s stock is traded on an established securities market, if any of the payments, awards or benefits payable to Messrs. Conway, Schmidt-Fellner and Bray are subject to an “excess parachute payment” the Company will provide the executive with a gross-up payment so that the executive will receive the same economic terms they would have received if there were no excise tax. The amounts shown in the table are based upon a 280G excise tax rate of 20 percent, a 35 percent federal income tax rate, a 5.3 percent state income tax rate and a 1.45 percent Medicare tax rate.

Equity Compensation Plan Information

The Company’s 2006 Incentive Plan is a stockholder-approved plan under which the Company may grant stock options, restricted stock, other equity-related awards, and performance awards. The number of shares of Common Stock issuable upon exercise of outstanding options granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under this plan at December 31, 2006 is summarized in the following table:

Plan category	(a) Number of shares to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of additional shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	673,750	$17.00	1,673,220
Equity compensation plans not approved by stockholders	—	—	—
Total	673,750	$17.00	1,673,220

COMPENSATION OF DIRECTORS

Since the Company’s inception, directors have received no compensation. Effective as of the initial public offering, each of the Company’s independent directors receives director fees of $50,000 per year, and each committee chairman receives an additional $25,000 per year. Members of our board of directors are reimbursed for their usual and customary expenses incurred in connection with attending all board and committee meetings. Non-management directors will receive annual grants of restricted stock and/or options to purchase shares of our common stock. An initial grant of 5,000 shares of restricted stock and options to purchase up to 5,000 shares of common stock was made to each non-management director at the time of the IPO. The restricted stock will vest over five years with 15% vesting on each of the first and second anniversaries of the grant date, 20% vesting on the third anniversary and 25% vesting on each of the fourth and fifth anniversaries. The options will vest ratably over four years with the first 25% vesting on the first anniversary of the grant. Messrs. Conway and Schmidt-Fellner receive no additional compensation for their service on our board of directors. The following table shows the compensation payable to each of our independent directors with respect to 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
T. Kimball Brooker, Jr.
Bradley E. Cooper
Mark K. Gormley
Frank R. Noonan
Maureen P. O’Hara
Joseph W. Saunders
Richard E. Thornburgh

(1)	Under FAS 123R, no compensation costs were recognized by the Company during 2006 for these stock grants. The grant date fair value of each stock awards shown was $17.00, determined in accordance with FAS 123(R), using the assumptions described in Note 11 to the Company’s Financial Statements included in the 2006 10-K.
(2)	Under FAS 123R, no compensation costs were recognized by the Company during 2006 for these stock option grants. The grant date fair value of each stock option shown was $6.74, determined in accordance with FAS 123(R), using the assumptions described in Note 11 to the Company’s Financial Statements included in the 2006 10-K.

CORPORATE GOVERNANCE

Board of Directors Independence and Meetings

The Board of Directors has determined that all our directors, other than Messrs. Conway and Schmidt-Fellner, are independent under the criteria established by NASDAQ, and that the members of the Audit Committee also meet the additional independence requirements of the Securities and Exchange Commission. None of these directors, to the Company’s knowledge, had any business, financial, family or other type of relationship with the Company or its management other than as a director and stockholder of the Company.

The Board of Directors held twelve meetings during 2006. Independent directors regularly meet in executive session in which only independent directors are present. All Board members whose terms continue after the annual meeting of stockholders are expected to attend the annual meeting of stockholders, subject to special circumstances.

The Board has standing Audit, Compensation and Nominating and Governance Committees.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, our accounting policies, disclosure controls and procedures and internal accounting and financial controls, and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without management present) to discuss the financial statements, our financial reporting policies and procedures, and our internal control over financial reporting. The Committee reports on such matters to our Board. The Committee reviews the performance of the independent auditor in the annual financial statement audit and assesses the independence of the auditor. The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent auditor.

The Audit Committee operates under a written charter, which is available on our website at www.newstarfin.com. It has adopted procedures for the handling of complaints regarding accounting, internal controls and auditing matters. Until our initial public offering on December 13, 2006, the Audit Committee consisted of Messrs. Brooker and Gormley. Since then, the Audit Committee has consisted of Messrs. Noonan (Chair) and Gormley and Ms. O’Hara. Mr. Noonan is an audit committee financial expert, as defined in Securities and Exchange Commission rules. The Audit Committee met three times during 2006.

Independent Auditor

Upon the recommendation of the Audit Committee, the Board of Directors appointed the independent registered public accounting firm of KPMG LLP as independent auditor to conduct the annual audit of our financial statements for 2006. KPMG LLP is an internationally recognized independent registered public accounting firm that has audited the Company’s financial statements since inception in 2004. Representatives of KPMG LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP were as follows:

	2005	2006
Audit Fees	110,000	1,330,000
Audit-Related Fees	10,000	40,000
Tax Fees
Tax compliance and preparation of returns	15,030	21,625
General tax planning and other tax services	11,250	—
Total Tax Fees	26,280	21,625
Other Non-Audit Fees	—	—
Total Fees	146,280	1,391,625

Audit-Related, Tax and Non-Audit Services

KPMG LLP was engaged in 2006 to perform agreed upon procedures related to the Company’s compliance with Sales and Servicing Agreements in connection with various financing arrangements. The procedures were performed in accordance with the attestation standards established by the American Institute of Certified Public Accountants.

KPMG LLP consulted on various tax compliance matters in 2006, including tax provision considerations and tracking of loans for tax purposes. KPMG also prepared our state and federal income tax returns in addition to preparing and managing correspondence with the Internal Revenue Service on various matters.

Our Audit Committee must pre-approve all audit-related and non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor’s independence. Certain types of services may not be performed by the independent auditor at all, as they are inconsistent with independence. Any such approval must be given by the Audit Committee or by any member or members to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid for the services and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Taking into consideration these fees and services, KPMG LLP has informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of KPMG LLP.

2006 Audit Committee Report

The Committee reviewed and discussed the audited financial statements for 2006 with management and with KPMG LLP. In this process, the Committee met with KPMG LLP, with and without management present,

to discuss the results of their examinations, our critical accounting policies and the overall quality of our financial reporting, as well as our internal control over financial reporting.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee discussed with the independent auditors their independence from us and our management, including the matters in the letter and written disclosures received from KPMG LLP as required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the independent auditors’ independence.

Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of KPMG LLP’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for 2006 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Frank R. Noonan, Chair

Mark K. Gormley

Maureen P. O’Hara

Compensation Committee

The Compensation Committee establishes our compensation philosophy and assists the Board in overseeing our compensation policies and practices. The Committee determines and approves the compensation of our executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees, and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executives’ performance against those goals and objectives at least annually, approving all grants of awards, including the award of shares or share options, under our equity incentive plan, and reviewing the form and amount of director compensation at least annually. The Compensation Committee operates under a written charter, which is available on our website at www.newstarfin.com.

Until our initial public offering on December 13, 2006, the Compensation Committee consisted of Messrs. Brooker and Conway, and Mani A. Sadeghi. Since then, the Compensation Committee has consisted of Messrs. Saunders (Chair), Brooker, and Cooper. The Compensation Committee met twice during 2006.

The Compensation Committee meets early each year to establish the goals and targets applicable to the executives’ annual incentive compensation for the coming year, as well as to determine the results for the year just ended. Other compensation decisions are made throughout the year, as circumstances warrant. The Committee may delegate to executive officers of the Company the power to make certain awards under the 2006 Incentive Plan other than to directors and executive officers and all determinations under the Plan with respect thereto, provided that the Committee fixes the maximum amount of such awards for all such recipients and a maximum for any one recipient. For further information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” above.

To support its decision-making processes, the Compensation Committee may engage an independent compensation consultant with respect to the structure and competitiveness of the Company’s executive compensation programs, as well as the programs’ consistency with the Company’s executive compensation philosophy. The Committee has engaged Hewitt Associates to assist in the development of our compensation programs. The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee. At the request of the Committee, management will make specific proposals to the Committee regarding compensation for executive officers. Management works with the

Committee’s outside consultant to ensure that the consultant has access to the appropriate information to enable the consultant to complete its analyses for the Committee. Management ensures that the consultant’s invoices are paid from Company funds.

At the end of the year, the Compensation Committee meets to discuss the performance of the Company, and review the performance and compensation for each of the named executive officers. The CEO provides the Committee with a detailed performance assessment and compensation recommendation for each named executive officer (other than himself). The assessment includes a summary of how the Company performed against the stated plan objectives, and how each executive performed against the agreed upon qualitative and quantitative goals and objectives such as origination volume, fee income, and credit measures as well as strategic growth and marketing initiatives. The recommendations are then considered by the Committee and in turn, discussed in executive session with the other independent directors. With respect to the CEO, the independent directors meet in executive session under the direction of the Committee Chairman to conduct a performance review of the CEO based on his performance of the agreed-upon objectives, contribution to the Company’s performance and other growth and/or leadership accomplishments. Members of management, including the Chief Executive Officer and VP—Human Resources, participate in Compensation Committee meetings as requested by the Committee to present and discuss the material. All decisions on executive compensation are made by the Compensation Committee in executive session without management present.

Compensation Committee Interlocks and Insider Participation

Mr. Conway, our Chief Executive Officer, served as a member of the Compensation Committee during 2006 until our initial public offering, when he resigned from the Committee. Information about Mr. Conway’s employment agreement with us is included under “Executive Compensation—Employment Agreements” and is incorporated herein by reference. None of our executive officers serves on the compensation committee or board of directors of any other company of which any of our directors is an executive officer.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and reviewing individuals qualified to serve as directors and recommending candidates for election to the Board and in developing and overseeing implementation of our corporate governance. The Committee was established following our initial public offering at the end of 2006. Its members are Ms. O’Hara (Chair) and Messrs. Brooker and Cooper. The Committee operates under a written charter, which is available on our website at www.newstarfin.com.

The Nominating and Governance Committee will seek new nominees for election to the Board, when necessary, through a variety of channels, including the engagement of director search firms and less formal recommendations through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee’s determination of the needs of Board composition at the time a particular search is initiated.

The Nominating and Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder or identified through the Committee’s own search processes, about whom it is provided appropriate information. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the stockholders of the Company. The Committee will determine whether the particular nomination would be consistent with our governance policies and criteria, including without limitation the following: the candidate’s current level of, and on-going commitment to, education regarding the responsibilities of a member of a Board of Directors; whether the candidate has the time available to commit to responsibilities as a member of the Board; and the existence of any financial relationship with the Company other than that arising as an employee, as a Board member and/or as a stockholder.

If a candidate is presented to the Nominating and Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. More generally, the Committee will consider a candidate’s skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company’s business. Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the Securities and Exchange Commission, the NASDAQ Global Market listing standards, and the Internal Revenue Code regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Governance Committees.

In order to recommend a candidate for consideration by the Nominating and Governance Committee, a stockholder must provide the Committee with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Such information should be sent to the Nominating and Governance Committee of NewStar Financial, Inc., 500 Boylston Street, Boston, MA 02116, Attn: Corporate Secretary. The Committee may require further information.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. This code sets forth written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in our other public communications; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to an appropriate person or persons; and accountability for adherence to the code. The text of this code of ethics is posted on our website at www.newstarfin.com, where we may also disclose any amendments to and waivers of the code. At the same location, we have also posted our Code of Business Conduct and ethics, which applies to all our employees and directors.

Certain Relationships and Related Transactions

The governance rules of the NASDAQ Global Market require us to conduct an appropriate review of any transactions and relationships with the Company in which any of the following have a direct or indirect material interest: any of our directors or executive officers, any nominee for director, and any of the members of their immediate families. Since our initial public offering, the Audit Committee of our Board of Directors has had the responsibility of reviewing and approving any such related person transactions and relationships.

Our Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee will review all such transactions and relationships of which it has knowledge and will approve or ratify those it considers appropriate. Transactions that are determined to be directly or indirectly material to the Company or a related person will be disclosed in our proxy statement. In the course of its review of a disclosable related person transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, including, without limitation, the amount and type of transaction, the importance of the transaction to the related person, the importance of the transaction to the Company, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other matters the Committee deems appropriate. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, although such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Our early stockholders and senior employees are and were party to several agreements with the Company that predate our initial public offering. These include the employment agreements and executive restricted stock arrangements described above in the Compensation Discussion & Analysis and the following matters.

The Company and all of our pre-IPO stockholders, including the principal stockholders listed under “Shares Held by Principal Stockholders and Management” on page 6 and Messrs. Conway, Schmidt-Fellner, Burnaman, Dobies, and Shoyer, are parties to a Stockholders Agreement, originally executed in June 2004. The Stockholders Agreement requires the Company to register certain offerings of shares of our common stock held by the stockholder parties until the earliest of (i) one year from our initial public offering, (ii) the time that 30% of the common stock, on a fully-diluted basis, is publicly held or (iii) a merger of the Company or the sale of all or substantially all of our assets or the consummation of a single transaction or series of related transactions resulting in the transfer of more than 66 2/3% of then outstanding shares of preferred stock, common stock and common stock equivalents.

In August 2005, we formed the NewStar Credit Opportunities Fund (NCOF), a private debt fund that has the opportunity to invest in loans and other debt products originated or acquired by us. The NCOF has $150.0 million in committed equity, including an equity commitment of $75.0 million from OZ Master Fund Ltd., which is a principal beneficial owner of our common stock (as described above under “Shares Held by Principal Stockholders and Management”). We are the manager of, but do not have any ownership interest in, the NCOF. We may also sell loans to the NCOF, but all such sales are made on an arms’ length basis. The NCOF employs an independent investment professional to approve all of the NCOF’s purchases and sales of loans and other debt products. The NCOF also has an independent board of directors. During 2006, we received fees of $1.4 million from the NCOF.

All of the foregoing relationships and transactions were approved by our Board of Directors.

Stockholder Communications to the Directors

Security holders may communicate with the NewStar Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of the Corporate Secretary, NewStar Financial, Inc., 500 Boylston St., Suite 1600, Boston, MA 02116. All communications from security holders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the SEC reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required, during 2006, our directors, officers, and 10% stockholders complied with all Section 16(a) filing requirements.

Deadlines for Stockholder Proposals

Assuming the 2008 annual meeting is not more than 30 days before or 30 days after May 15, 2008:

•

if you wish to bring business before or propose director nominations at the 2008 annual meeting, you must give written notice to us not earlier than December 18, 2007 or later than January 17, 2008, and

•

if you wish to bring proposed business to the 2008 annual meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to us in accordance with Securities and Exchange Commission rules not later than December 18, 2007.

Notices of stockholder proposals and nominations should be given in writing to NewStar Financial, Inc., 500 Boylston St., Suite 1600, Boston, MA 02116, Attn: Corporate Secretary.

NewStar Financial, Inc.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on May 15, 2007.

The undersigned, revoking all prior proxies, hereby appoints Timothy J. Conway, John K. Bray, and George Ticknor, or any of them, with full power of substitution, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of NewStar Financial, Inc. (“NewStar”) to be held at 10:00 a.m. on Tuesday, May 15, 2007 at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, or at any adjournment thereof, and to vote at such meeting the shares of common stock of NewStar the undersigned held of record on the books of NewStar on the record date for the meeting as set forth on the reverse side, and on any other business before the meeting, with all powers the undersigned would possess if personally present.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

(Continued, and to be signed on reverse side)

ADDRESS CHANGE / COMMENTS

NEWSTAR FINANCIAL, INC. P.O. BOX 11455 NEW YORK, N.Y. 10203-0455

☐
Ú DETACH PROXY CARD HERE Ú

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

1. Elect nine directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	FOR ALL EXCEPT*	☐

Nominees:	T. Kimball Brooker Jr., Timothy J. Conway, Bradley E. Cooper,
Mark K. Gormley, Frank R. Noonan, Maureen P. O’Hara,
Joseph W. Saunders, Peter A. Schmidt-Fellner, Richard E. Thornburgh
		To change your address, please mark this box.	☐
(Instructions: To withhold authority to vote for one or more individual nominees, mark the “FOR ALL EXCEPT*” box and write the name(s) of such nominee(s) in the space provided below.)
		To include any comments, please mark this box.	☐
Exceptions*

S C A N L I N E

Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here	Co-Owner sign here